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EXHIBIT  12.1

August  22,  2002

Via  Facsimile  (facsimile  no.  416-956-8989)

Stonestreet  Limited  Partnership
C/o  Canaccord  Capital  Corporation
320  Bay  Street,  Suite  1300
Toronto,  ON  M5H  4A6,  Canada

Ladies  and  Gentlemen:

This letter is to evidence our agreement to amend the Subscription Agreement, dated as of April 30, 2002, between SBE, Inc. and Stonestreet Limited Partnership, in order to clarify our intent with respect to the calculation of penalties pursuant to Section 8.4 of such agreement. The language set forth below reflects our understanding as of and since April 30, 2002. The portion of Section 8.4 of the Subscription Agreement beginning immediately following the definition of "Non-Registration Event" therein is hereby amended, effective as of April 30, 2002, to read as follows:

     " then, for so long as such Non-Registration Event shall continue, the Company shall pay in cash as Liquidated Damages to each holder of any outstanding Company Shares an amount equal to one (1%) percent for the first thirty (30) days or part thereof and two (2%) per month for each month or part thereof thereafter, up to a maximum of twenty percent (20%) per year, in the aggregate, during the pendency of such Non-Registration Event, of one dollar and eighty cents ($1.80) for each Company Share (as adjusted for stock splits, combinations and the like after the date of issuance of each such share) owned of record by such holder as of or subsequent to the occurrence of such Non-Registration Event. Payments to be made pursuant to this Section 8.4 shall be due and payable within ten (10) business days after demand in immediately available funds. The parties agree that no penalty under this Section 8.4 shall be payable by the Company in respect of Warrants or the Warrant Shares in the case of a Non-Registration Event and that the sole penalty for a Non-Registration Event in respect of the Warrants and the Warrant Shares shall be a reduction in exercise price pursuant to Section 9 of the Warrants.

Please evidence your agreement with the foregoing amendment by signing where provided below and faxing a copy back to me at (925) 355-2041.

Very  truly  yours,                          Accepted  and  Agreed:

SBE,  Inc.                                   Stonestreet  Limited  Partnership


By:  /s/  William  B.  Heye                   By:  /s/  E.A.  Leonard
   ------------------------                       --------------------
     William  B.  Heye                        Name:  E.A.  Leonard
     Chief  Executive  Officer                Title: Chief Operating Officer

Cc:     Ed  Grushko
        Grushko  &  Mittman  (facsimile  no.  212-697-3575)



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